Exhibit 3.2

HRPT PROPERTIES TRUST

ARTICLES OF AMENDMENT

HRPT Properties Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  Section 1.1 of the Declaration of Trust of the Trust (the “Declaration of Trust”) is hereby amended to change the name of the Trust to:

CommonWealth REIT

SECOND:  The Declaration of Trust is hereby further amended to change the par value of the issued and outstanding common shares of beneficial interest of the Trust from $.04 per share to $.01 per share.

THIRD:  The amendments to the Declaration of Trust set forth above have been duly approved by a majority of the Board of Trustees of the Trust as required by the Maryland REIT Law.  The amendments set forth above are limited to changes expressly authorized by Section 8-501(e)(2) of the Maryland REIT Law to be made without action by the shareholders of the Trust.

FOURTH:  These Articles of Amendment will become effective at 11:59 p.m. on June 30, 2010.

FIFTH:  The undersigned President acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested by its Secretary on this 30th day of June, 2010.

ATTEST:	HRPT PROPERTIES TRUST

/s/ Jennifer B. Clark	By:	/s/ John A. Mannix	(SEAL)
Jennifer B. Clark		John A. Mannix
Secretary		President